UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Performance Sports Group Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On September 21, 2015, the following e-mail was sent to certain employees of the Registrant:

Team

As you may have seen in recent media reports, Graeme Roustan, former Chairman of Bauer Performance Sports, has notified our company that he plans to launch a proxy contest in an attempt to secure a seat on our Board of Directors.

A proxy contest occurs when a dissatisfied shareholder or group of shareholders objects to a particular aspect of how a public company is governed or managed and lobbies other shareholders to effect change in the company (such as a change in directors) by asking for shareholders' votes prior to the company's shareholders' meeting. These votes are often cast by "proxy voting," which allows shareholders to vote without attending the shareholders' meeting. In this instance, Mr. Roustan is attempting to persuade PSG shareholders to elect him to our Board of Directors.

Our Board of Directors does not endorse Mr. Roustan and unanimously recommends that shareholders disregard his proposal and instead vote for the election of each nominee proposed by our Board of Directors, who are the nine Directors currently serving.

If you are a shareholder of PSG, you will receive mailings regarding this matter between now and our annual meeting on October 14. In addition, over the course of the next month until our annual meeting you may see media articles regarding this proxy contest. Traditionally in proxy contests, each side presents their position to investors and utilizes the media to further communicate that position. Unfortunately, these proxy contests are often drawn-out battles that result in significant media coverage. Mr. Roustan's recent failed attempt to bring an NHL-size arena to Markham, Ontario garnered significant media coverage in Canada and there is a possibility of similar media attention regarding the proxy contest.

During this entire process, it is extremely important that you do not address this situation on behalf of the company (with media, customers, business partners, etc.). Any inquiry you may receive should be directed to Amir, Steve Jones or me. For those attending BauerWorld in Montreal this week, it is important that we not engage in conversations with our retailers regarding Mr. Roustan or the proxy contest. Should you be asked to comment, simply state that you cannot discuss the issue and refer the inquiring party to Amir, Steve, or me.

For more detailed information regarding the proxy contest, please visit www.performancesportsgroup.com.

Thank you

Kevin

The Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC") on September 18, 2015 with respect to its 2015 Annual and Special Meeting of Shareholders (the "proxy statement"). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Company, its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company's 2015 Annual and Special Meeting. Information about the Company's directors and executive officers is available in the proxy statement. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov and on SEDAR at www.sedar.com. Copies also will be available free of charge by contacting Investor Relations at (603) 610-5802.